Exhibit 99.2

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2014 and 2013

(With Independent Auditors’ Report Thereon)

KPMG LLP Suite 2900 909 Poydras Street New Orleans, LA 70112

Independent Auditors’ Report

The Executive Committee of

Chalmette Refining, L.L.C. and Subsidiaries:

We have audited the accompanying consolidated financial statements of Chalmette Refining, L.L.C. and subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence that we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of Chalmette Refining, L.L.C. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in accordance with U.S. generally accepted accounting principles.

KPMG LLP is a Delaware limited liability partnership,

the U.S. member firm of KPMG International Cooperative

(“KPMG International”), a Swiss entity.

Emphases of Matter

As discussed in note 1 to the consolidated financial statements, the Company is dependent on its owners to provide additional capital contributions or additional alternatives for funding as necessary to enable the Company to realize its assets and discharge its liabilities in the normal course of business. Such arrangement is significant to the financial position, results of operations, and cash flows of the Company. Our opinion is not modified with respect to this matter.

The accompanying consolidated financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an entity unaffiliated with its owners. As discussed in note 2 to the consolidated financial statements, substantially all of the Company’s sales were to ExxonMobil, a majority of the Company’s purchases of crude oil and petroleum feedstocks emanate from transactions with its owners, and portions of certain expenses represent allocations made from ExxonMobil. Our opinion is not modified with respect to this matter.

July 21, 2015

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2014 and 2013

(In thousands)

	2014	2013
Assets
Current assets:
Cash and cash equivalents	$158,373	310,180
Receivables (note 2)	120,617	305,697
Inventories	242,802	191,839
Prepaid expenses	69,794	4,132

Total current assets	591,586	811,848
Property, plant, and equipment – net	749,101	755,198
Other assets	4,124	7,844

Total	$1,344,811	1,574,890

Liabilities and Equity
Current liabilities:
Payables to affiliates (note 2)	$1,216,763	1,552,503
Accounts payable and accrued expenses (note 2)	189,771	44,747

Total current liabilities	1,406,534	1,597,250

Noncurrent liabilities:
Other	1,601	1,668

Total noncurrent liabilities	1,601	1,668

Total liabilities	1,408,135	1,598,918

Members’ deficit:
ExxonMobil	(32,873)	(13,599)
EMPLC	(947)	(392)
PDV Chalmette	(33,820)	(13,991)

Total Chalmette Refining, L.L.C. and subsidiaries’ deficit	(67,640)	(27,982)
Noncontrolling interests	4,316	3,954

Total deficit	(63,324)	(24,028)

Total	$1,344,811	1,574,890

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2014 and 2013

(In thousands)

	2014	2013
Revenues:
Sales (note 2)	$6,857,506	6,755,889
Interest income	299	196

Total revenues	6,857,805	6,756,085

Cost of sales and expenses:
Cost of sales and operating expenses (note 2)	6,673,711	6,836,563
Selling, general, and administrative expenses (note 2)	174,054	164,649
Depreciation and amortization	49,336	48,116

Total cost of sales and expenses	6,897,101	7,049,328

Net loss	(39,296)	(293,243)
Less net income (loss) attributable to the noncontrolling interests	362	(35)

Net loss attributable to Chalmette Refining, L.L.C. and subsidiaries	$(39,658)	(293,208)

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Statements of Equity

Years ended December 31, 2014 and 2013

(In thousands)

	Members’ Equity (Deficit)
	ExxonMobil	EMPLC	PDV Chalmette	Noncontrolling interests	Total
Balance – December 31, 2012	$128,900	3,713	132,613	3,989	269,215
Net loss	(142,499)	(4,105)	(146,604)	(35)	(293,243)

Balance – December 31, 2013	(13,599)	(392)	(13,991)	3,954	(24,028)
Net loss	(19,274)	(555)	(19,829)	362	(39,296)

Balance – December 31, 2014	$(32,873)	(947)	(33,820)	4,316	(63,324)

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2014 and 2013

(In thousands)

	2014	2013
Cash flows from operating activities:
Net loss	$(39,296)	(293,243)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	49,336	48,116
Other noncurrent liabilities	(67)	19
Loss on asset write-offs	1,923	753
Gain on sale of asset	—	(305)
Changes in operating assets and liabilities:
Receivables	185,080	27,849
Inventories	(50,963)	(19,824)
Prepaid expenses	(65,662)	(185)
Other assets	3,720	(7,304)
Payables to affiliates	(335,740)	654,422
Accounts payable and accrued expenses	144,810	(8,572)

Net cash provided by (used in) operating activities	(106,859)	401,726

Cash flows from investing activities:
Capital expenditures	(44,948)	(17,369)
Cash proceeds from sale of assets	—	184

Net cash used in investing activities	(44,948)	(17,185)

Cash flows from financing activity:
Payments on line of credit	—	(150,000)

Net cash used in financing activity	—	(150,000)

Increase (decrease) in cash and cash equivalents	(151,807)	234,541
Cash and cash equivalents – beginning of year	310,180	75,639

Cash and cash equivalents – end of year	$158,373	310,180

Noncash transactions – capital expenditures included in:
Payables and accrued expenses	$326	112
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$17,348	11,755

See accompanying notes to consolidated financial statements.

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(1)	Significant Accounting Policies

(a)	Organization

Chalmette Refining, L.L.C. was formed as a limited liability company on June 17, 1997, by PDV Chalmette, Inc., a Delaware corporation (PDV Chalmette), which is a wholly owned subsidiary of PDV Holding, Inc., a Delaware corporation, which is a wholly owned subsidiary of Petroleos de Venezuela S.A. (PDVSA); ExxonMobil Oil Corporation, a New York corporation (ExxonMobil), and Mobil Pipe Line Company, a Delaware corporation (EMPLC), both of which are wholly owned subsidiaries of Exxon Mobil Corporation, a Delaware corporation. In accordance with the amended and restated Limited Liability Company Agreement dated October 28, 1997 (the L.L.C. Agreement), the members’ liability is limited to the maximum amount permitted under the laws of the state of Delaware and the limited liability status expires on the occurrence of events specified in the L.L.C. Agreement.

The accompanying consolidated financial statements have been prepared assuming Chalmette Refining, L.L.C. and its wholly and majority-owned subsidiaries (collectively, the Company) will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Under the terms of the Company’s L.L.C. Agreement, if at any time the Company’s Executive Committee determines that the Company requires additional capital, it shall notify the members of the amount of additional capital required to enable the Company to realize its assets and discharge its liabilities in the normal course of business. The L.L.C. Agreement also allows for additional alternatives for funding the Company pursuant to which the members have agreed to defer payments of amounts otherwise currently due and payable to the members for Company purchases of crude oil and petroleum intermediate feedstocks. Such deferred payables, which are included in “payables to affiliates” in the accompanying consolidated balance sheets, bear interest at 30-day LIBOR plus 6% (6.15% and 6.17% at December 31, 2014 and 2013, respectively) and aggregated $913 million and $894 million, respectively, at December 31, 2014 and 2013. Changes in deferred payables to affiliates are reflected as operating activities in the accompanying consolidated statements of cash flows. Interest expense on the deferred payables to affiliates for the years ended December 31, 2014 and 2013 is $48 million and 38 million, respectively. The interest expense is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations. Such arrangement is significant to the financial position, results of operations, and cash flows of the Company.

The Company operates a crude oil and petrochemical refinery (the Refinery) located in Chalmette, Louisiana and related pipeline and storage facilities.

In conjunction with the terms of the Asset Contribution Agreement (the Agreement) entered into on October 28, 1997, the members contributed the following net assets to the Company in exchange for membership interests in the Company:

Percentage Interests – The relative ownership interests of the members, as defined in the L.L.C. Agreement, shall be equal to their percentage interests that are PDV Chalmette – 50%; ExxonMobil – 48.6%; and EMPLC – 1.4%.

7	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

Profit and Loss Allocation – Profits and losses, adjusted for any differences between the distribution value and book value on any property that is distributed in kind to any member, shall be allocated according to the L.L.C. Agreement among the members in accordance with their percentage interests.

Distributions – One hundred percent of Operating Cash, as defined in the L.L.C. Agreement, shall be distributed to the members in accordance with their percentage interests. There were no distributions in 2014 or in 2013.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Chalmette Refining, L.L.C and its wholly and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

(c)	Presentation of Noncontrolling Interests

The Company accounts for noncontrolling interests in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 810, Consolidation (FASB ASC 810). Among other things, FASB ASC 810 requires that noncontrolling interests be reported as a component of equity in an entity’s consolidated financial statements and that net income (loss) attributable to each of the parent company and the noncontrolling interests be reported on the face of the consolidated statement of operations.

(d)	Estimates, Risks, and Uncertainties

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s operations could be influenced by domestic and international political, legislative, regulatory, and legal environments. In addition, significant changes in the prices or availability of crude oil could have a significant impact on the Company’s results of operations for any particular year.

(e)	Impairment of Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost of disposal.

8	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(f)	Revenue Recognition

Revenue is recognized upon transfer of title to products sold, based upon the terms of delivery.

(g)	Cash and Cash Equivalents

The Company considers highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

(h)	Inventories

Crude oil and petroleum and chemical product inventories are stated at the lower of cost or market, and cost is determined using the last-in, first-out (LIFO) method. At December 31, 2014 and 2013, the ending inventory replacement cost was approximately $319 million and $527 million, respectively. Materials and supplies are valued primarily using the moving average cost method. Other inventories include biofuels certificates required to satisfy the Company’s compliance obligation valued at cost of acquisition.

(i)	Property, Plant, and Equipment

Property, plant, and equipment are reported at cost, less accumulated depreciation. Depreciation is based upon the estimated useful lives of the related assets using the straight-line method. Depreciable lives are generally as follows: buildings, 30 years; and machinery and equipment, 5 to 25 years.

Upon disposal or retirement of property, plant, and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

The Company capitalizes interest on qualifying projects when construction entails major expenditures. Such interest is allocated to property, plant, and equipment and amortized over the estimated useful lives of the related assets. There was no capitalized interest in 2014 or in 2013.

(j)	Maintenance

Costs of refinery turnaround and ordinary maintenance are charged to operations as incurred. Included in cost of sales and operating expenses for the years ended December 31, 2014 and 2013 are turnaround costs approximating $43.9 million and $90.6 million, respectively.

(k)	Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, receivables, payables to affiliates, accounts payable, and certain accrued liabilities, approximates fair market value due to their short-term nature.

(l)	Biofuel obligations

Government regulations require the Company to blend a certain percentage of biofuels into the products it produces. These obligations arise as production occurs. To the degree that the Company is unable to blend biofuels at the required percentage, it purchases biofuel certificates to meet those obligations. The Company purchases all of its biofuel certificates from ExxonMobil, a related party.

9	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The Company charges cost of sales for the estimated deficiency in biofuel credits based on the acquisition costs of the biofuel certificates and records a liability for the obligation to purchase those certificates. The purchase price of the biofuel certificates is based on a contract with ExxonMobil and is equal to the average price ExxonMobil paid for biofuel certificates to meet the Company’s obligation for the compliance year. The purchase price is set by the reporting date but may be lowered in the following period if ExxonMobil has available carryover certificates from a prior year at a lower average price. As of December 31, 2014 and 2013, the Company recognized outstanding biofuel obligations of $145.2 million and $86.5 million, respectively.

Biofuel certificates purchased and held by the Company are recorded as other inventory until such time as they are required to be surrendered to government regulators.

As of the date of this report, government regulators have not issued the 2014 applicable standards which has delayed the surrendering of the biofuel certificates related to 2013 compliance. Accordingly, those certificates are recorded as other inventory at their historic costs of $79.5 million. The Company prepaid $65.7 million to ExxonMobil as of December 31, 2014 for its 2014 compliance certificates. The title for those certificates will be transferred in 2015 at which point the prepaid amount will be classified as other inventory.

(m)	Asset Retirement Obligations

Asset retirement obligations are accrued in the period in which the obligations are incurred and a reasonable estimate of fair value can be made. These costs are accrued at estimated fair value. When the related liability is initially recorded, the costs are capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, a gain or loss is recognized for any difference between the settlement amount and the liability recorded.

The Company cannot currently make reasonable estimates of the fair values of its retirement obligations. These retirement obligations primarily include (i) hazardous materials disposal (such as petroleum manufacturing by-products, chemical catalysts, and sealed insulation material containing asbestos), site restoration, removal or dismantlement requirements associated with the closure of the refining and terminal facilities or pipelines, and (ii) hazardous materials disposal and other removal requirements associated with the demolition of certain major processing units, buildings, tanks, or other equipment.

The Company cannot estimate the fair value for these obligations primarily because such potential obligations cannot be measured since it is not possible to estimate the settlement dates or a range of settlement dates associated with these assets. Such obligations will be recognized in the period in which sufficient information exists to determine a reasonable estimate. The Company believes that these assets have indeterminate useful lives, which preclude development of assumptions about the potential timing of settlement dates based on the following: (i) there are no plans or expectations of plans to retire or dispose of these core assets; (ii) the Company plans on extending these core assets’ estimated economic lives through scheduled maintenance projects at the refinery and other normal repair and maintenance and by continuing to make improvements based on technological advances; and (iii) industry practice for similar assets has historically been to extend the economic lives through regular repair and maintenance and technological advances.

10	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(n)	Environmental Liabilities

Costs related to environmental liabilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. These amounts are the undiscounted future estimated costs under existing regulatory requirements and using existing technology.

(o)	Income Taxes

Chalmette Refining, L.L.C. has elected to be treated as a partnership for income tax purposes. Accordingly, income taxes are the responsibility of the members. As a result, the consolidated financial statements include no provision for federal or state income taxes relating to the Chalmette Refining, L.L.C. Certain subsidiaries of Chalmette Refining, L.L.C. are subject to taxation, and income taxes have been provided in the accompanying consolidated financial statements for such entities. Income tax expense and related liabilities are not material.

(p)	Recently Issued Accounting Standards

The FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, in May 2014. ASU 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for annual reporting periods beginning after December 15, 2017. The Company will implement the provisions of ASU 2014-09 as of January 1, 2018. The Company has not yet determined the impact of the new standard on its current policies for revenue recognition.

(q)	Subsequent Events

The Company evaluated events of which its management was aware subsequent to December 31, 2014, through the date that this report was available to be issued, which is July 21, 2015.

On June 17, 2015, the members signed an agreement with PBF Energy Inc. for the sale of the company’s outstanding equity. PBF Energy Inc. will acquire 100 percent of the company including its wholly and majority-owned subsidiaries. The transaction is expected to close by November 1, 2015 and is subject to competition authority approval.

(2)	Related Parties

In accordance with the Operating Agreement, entered into by ExxonMobil and the Company, ExxonMobil provides all managerial personnel, operating personnel, technical personnel, and support personnel, and services to operate the Company. During 2014 and 2013, the Company was charged approximately $112 million and $111 million, respectively, for such personnel and services under the terms of the Operating Agreement. The balance payable to ExxonMobil and/or its affiliates was approximately $8 million at both December 31, 2014 and 2013.

11	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

The Company was also charged various other operating expenses from ExxonMobil and/or its affiliates ($126 million and $141 million in 2014 and 2013, respectively) and PDVSA and/or its affiliates ($32 million and $26 million in 2014 and 2013, respectively). The balance payable to ExxonMobil and/or its affiliates was approximately $12 million and $97 million at December 31, 2014 and 2013, respectively. The balance payable to PDVSA and/or its affiliates was approximately $71 million and $38 million at December 31, 2014 and 2013, respectively.

A majority of the Company’s purchases of crude oil and petroleum intermediate feedstocks were from ExxonMobil and/or its affiliates ($4,792 million and $4,624 million in 2014 and 2013, respectively) and PDVSA and/or its affiliates ($1,368 million and $1,678 million in 2014 and 2013, respectively). The balance payable to ExxonMobil and/or its affiliates was approximately $604 million and $759 million at December 31, 2014 and 2013, respectively. The balance payable to PDVSA and/or its affiliates was approximately $522 million and $650 million at December 31, 2014 and 2013, respectively. Prior to 2000, substantially all such purchases were made from ExxonMobil pursuant to the terms of a Non-Association Crude Oil Supply Agreement NA-COSA, wherein the purchase price was dependent upon several factors including the product acquired, the method of acquisition, the location of the acquisition, and current market prices. In 2000, the Company began to make significant purchases of crude oil under the terms of the Association Oil Supply Agreement in addition to continuing purchases under the NA-COSA. Under the terms of the Association Oil Supply Agreement, dated November 1, 1997, affiliates of ExxonMobil and PDVSA are required to sell their respective percentage interest of extra-heavy oil to the Company at prices dependent upon several factors including the product acquired and current market prices. The term of the Association Oil Supply Agreement is dependent upon production of Cerro Negro crude from the Venezuela area known as Orinoco Belt and is anticipated to be produced over a period of approximately 35 years.

As of January 1, 2008, the NA-COSA was terminated. Sales of non-association crude oil have continued, and will continue until further notice, on a spot basis pursuant to written agreements that generally follow the basic terms and conditions of the NA-COSA. Additionally, due to changes in ExxonMobil and PDV Chalmette affiliates’ interests in the upstream Cerro Negro project, the Association Oil Supply Agreement has also been terminated. The sale and purchase of Cerro Negro crude (Morichal 16) from PDV Chalmette affiliates continues on a spot basis and in accordance with PDVSA standard terms and conditions, as amended by the Company. The Company will continue to entertain the development of replacement agreements with its owners/suppliers. Management does not anticipate a material adverse effect on the Company’s financial position, results of operations, or cash flows resulting from the continued supply of crude using spot sales or potential future negotiations regarding supply framework agreements.

During the years ended December 31, 2014 and 2013, a substantial portion of the Company’s sales were to ExxonMobil (approximately $6,793 million and $6,696 million, respectively). The receivable balance due from ExxonMobil was approximately $117 million and $300 million, at the end of each year, respectively. Sales of gasoline and distillates are made under the terms of sales agreements, which were effective November 1, 1997, and are renewable on an annual basis at the expiration of their initial terms. The sales price is based upon a percentage of published prices for the respective product and is dependent upon the method of delivery. Furthermore, the terms of the sales agreements are such that ExxonMobil has the contractual obligation to purchase 100% of the Company’s gasoline and distillate products, with PDV Chalmette having the option to purchase up to 50% of such production. PDV Chalmette did not exercise this option in 2014 or 2013. Sales of gasoline and distillates represented approximately 84% and 84% of total sales for each of these two years, respectively. Other products are sold, to affiliates, under various agreements having varying terms and pricing methods.

12	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(3)	Inventories

Inventories at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013
Petroleum and chemical products	$83,342	101,042
Crude oil	54,049	62,408
Materials and supplies	25,945	28,389
Other	79,466	—

	$242,802	191,839

(4)	Property, Plant, and Equipment – Net

Property, plant, and equipment at December 31, 2014 and 2013 consisted of the following (in thousands):

	2014	2013
Land	$15,136	15,136
Buildings	23,713	23,704
Machinery and equipment	1,342,427	1,288,336
Construction in process	23,533	36,810

Total property, plant, and equipment	1,404,809	1,363,986
Accumulated depreciation and amortization	(655,708)	(608,788)

Property, plant, and equipment – net	$749,101	755,198

Depreciation and amortization expense for 2014 and 2013 was approximately $49.3 million and $48.1 million, respectively.

(5)	Line of Credit

On September 28, 2010, the Company entered into a credit agreement (the Credit Agreement) with four financial institutions, which replaced the previous facility. The terms of the Credit Agreement provide a revolving line of credit permitting borrowings up to $200 million, subject to certain limitations related to collateral composed of eligible cash and cash equivalents, accounts receivable, and inventories. Borrowings under the Credit Agreement are due on September 28, 2013, and bore interest at a rate of 2.69% at June 23, 2013. The Credit Agreement was paid in full on June 24, 2013. The Credit Agreement was terminated effective August 6, 2013. Interest expense for the year ended December 31, 2013 approximated $2.1 million.

13	(Continued)

CHALMETTE REFINING, L.L.C.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2014 and 2013

(6)	Contingencies

The Company is subject to claims and complaints that have arisen in the ordinary course of business. It is the opinion of management that the outcome of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.